EXHIBIT 4.1
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS OF THIS DEBENTURE, INCLUDING SECTIONS 3(c)(iii) AND 16(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS DEBENTURE.

THIS DEBENTURE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS DEBENTURE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(B)(1)(I). THE CONTACT INFORMATION OF THE COMPANY REPRESENTATIVE IS SET FORTH IN THE DEBENTURE PURCHASE AGREEMENT.

Remark Holdings, Inc.

Subordinated Convertible Debenture

Issuance Date: [ ], 2023 (the “Issuance Date”)	Original Principal Amount: $[ ]
                              Original Purchase Price: $[ ]

FOR VALUE RECEIVED, Remark Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Ionic Ventures, LLC or its registered assigns (the “Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Standard Rate (as defined below) and if not fully paid or converted or redeemed on the Maturity Date (as defined herein), at the Trigger Rate (as defined below), until the same becomes due and payable, whether upon the Maturity Date (as defined herein), or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Subordinated Convertible Debenture (including all Subordinated Convertible Debentures issued in exchange, transfer or replacement hereof in accordance with the terms hereof, this “Debenture”) is the Debenture issued pursuant to that certain Debenture Purchase Agreement, dated as of [ ], 2023 (the “Subscription Date”), by and between the Company and the Holder made a party thereto, as amended from time to time (the “Debenture Purchase Agreement”). Certain capitalized terms used herein are defined in Section 27.

The Company hereby acknowledges and agrees that if this Debenture is not fully paid or converted (including, without limitation, all Principal, Interest and other penalties and payments hereon) in accordance with the terms herein on or prior to the date of any occurrence of any Trigger Event, then the Original Principal Amount shall be deemed to have been $[ ] from the Subscription Date (and recalculations of all Interest, penalties and other payments shall be automatically adjusted accordingly).

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 22(c)) on such Principal and Interest. Notwithstanding anything herein to the contrary, with respect to any redemption hereunder, the Company shall redeem First, all accrued and unpaid Late Charges on any Principal and Interest hereunder, Second, all accrued and unpaid Interest hereunder, and Third, after extinguishment of all such accrued and unpaid Interest and Late Charges, if any, all unpaid Principal outstanding hereunder.

2. INTEREST; INTEREST RATES. Interest shall accrue hereunder from the Issuance Date at ten percent (10%) per annum (the “Standard Rate”) and shall be computed on the basis of a 365/6-day year and the actual number of days elapsed. The Company shall pay Interest to the Holder as set forth above on the aggregate unconverted and then outstanding principal amount of this Debenture at the Standard Rate (with two (2) years of interest being guaranteed and deemed earned in full on the first day following the Subscription Date). If this Debenture is not fully paid or converted or redeemed by the Maturity Date or if a Trigger Event (as defined herein) shall have occurred, Interest on this Debenture shall accrue thereafter at fifteen percent (15.0%) per annum (the “Trigger Rate”) and shall be computed on the basis of a 365/6-day year and the actual number of days elapsed. Accrued and unpaid Interest shall be payable in kind only by way of inclusion of such Interest in the Conversion Amount (as defined below) on the Automatic Conversion Date (as defined below) in accordance with Section 3(b)(i), or upon any earlier redemption in accordance with Section 10.

3. AUTOMATIC CONVERSION OF DEBENTURE. This Debenture shall be convertible into validly issued, fully paid and non-assessable Common Shares (as defined below), on the terms and conditions set forth in this Section 3.

(a) Automatic Conversion. Subject to the provisions of Section 3(d), on the Automatic Conversion Date, the outstanding and unpaid Conversion Amount shall be converted into validly issued, fully paid and non-assessable Common Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes (except to the extent such tax is in respect of the Holder’s instructions to issue Common Shares to a Person other than the Holder), costs and expenses (including, without limitation, fees and expenses of the transfer agent of the Company (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of Common Shares issuable upon conversion of the Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). For purposes of this Debenture, the following terms shall have the following meanings:

(i) “Automatic Conversion Date” means the earlier of (i) the effectiveness of the initial Registration Statement (as defined in the RRA) covering the Registrable Securities (as defined in the RRA) and (ii) 181st day after the Subscription Date.

(ii) “Conversion Amount” means the sum of (x) the Principal outstanding as of the Automatic Conversion Date or other date of determination and (y) all accrued and unpaid Interest with respect to such Principal and accrued and unpaid Late Charges with respect to such Principal and such Interest, if any.

(iii) “Conversion Price” means, with respect to the Automatic Conversion Date or other date of determination, the lower of (x) the Variable Conversion Price then in effect and (y) the Fixed Conversion Price then in effect.

(vi) “Fixed Conversion Price” means, as of the Automatic Conversion Date or other date of determination, the price per share equal to $1.40, subject to adjustment as provided herein.
(vii) “Trigger Conversion Price” means, as of the Automatic Conversion Date or other date of determination, the product of (x) 0.85 and (y) the Conversion Price.

(viii) “Variable Conversion Price” means, as of the Automatic Conversion Date or other relevant date of determination, 80% (or 70% if the Common Shares are not then trading on a Principal Market) of the average of the two (2) lowest VWAPs starting on the Trading Day immediately following the receipt of Pre-Settlement Conversion Shares (as defined below) following the Automatic Conversion Date or other relevant date of determination and ending the later of (a) ten (10) consecutive Trading Days after (and not including) the Automatic Conversion Date or such other relevant date of determination and (b) the Trading Day immediately after the Common Shares in the aggregate amount of at least $13,900,000 shall have traded on the Principal Market after the Subscription Date (such period, the “Variable Conversion Measuring Period”); provided, however, that any trading day on which Holder does not have free trading shares in its account for any reason will be excluded from the calculation of total trading. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately affects the Common Shares during such Variable Conversion Measuring Period.

(c) Mechanics of Conversion.

(i)  Pre-Settlement. No later than two (2) Trading Days after the Automatic Conversion Date (“Pre-Settlement Conversion Share Delivery Deadline”), the Company shall (A) transmit by electronic mail an acknowledgment of confirmation and representation, in the form attached hereto as Exhibit I (an “Acknowledgement”) and (B) cause the Transfer Agent to deliver to the Holder such number of Common Shares (the “Pre-Settlement Conversion Shares”) equal to the product of (A) the quotient of (y) the Conversion Amount divided by (z) the Pre-Settlement Conversion Price (as defined below), and as to which the Holder shall be the owner thereof as of such time of delivery of such Pre-Settlement Conversion Shares, multiplied by (B) 125%. The “Pre-Settlement Conversion Price” means 80% of the Closing Price on the date immediately preceding the Automatic Conversion Date. All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period. Holder shall have the right to request additional Pre-Settlement Conversion Shares during the Variable Conversion Measuring Period at any time there is an anticipated shortfall determined in Holder’s sole discretion.

(ii) Settlement. No later than two (2) Trading Days after the Variable Conversion Measuring Period (the “Conversion Settlement Date”), the Company shall (A) transmit by electronic mail an Acknowledgment and (B) cause the Transfer Agent to deliver to the Holder such number of Common Shares (the “Settlement Conversion Shares” and together with the Pre-Settlement Conversion Shares, the “Conversion Shares”) equal to the Conversion Amount divided by the Conversion Price; provided, however, that the number of Common Shares to be delivered by the Conversion Settlement Date shall be reduced by the number of Pre-Settlement Conversion Shares delivered. Notwithstanding anything herein to the contrary, if the number of Pre-Settlement Conversion Shares delivered to the Holder exceeds the number of Settlement Conversion Shares, then the Holder shall return such excess shares.

(iii) Floor Price. Notwithstanding anything herein to the contrary, in no event shall the Variable Conversion Price be below $0.20 as determined on a post reverse stock split basis (the “Floor Price”). In the event that the Variable Conversion Price is less than $0.20, then (A) the Holder shall be entitled to that number of Settlement Conversion Shares issuable with an assumed Variable Conversion Price of $0.20, and (B) the Company shall make a cash payment to Holder on or prior to the Maturity Date (subject to the Senior Loan Agreements) of the Balance Amount (as defined below). The “Balance Amount” shall be calculated by subtracting the number of Settlement Conversion Shares issuable at an assumed Variable Conversion Price of $0.20 from the number of Settlement Conversion Shares issuable at the actual Variable Conversion Price, multiplied by a price equal to the average of the two (2) lowest VWAPs during the Variable Conversion Measuring Period (provided, however, that any trading day on which Holder does not have free trading shares in its account for any reason will be excluded from the calculation of total trading). The Floor Price, and all determinations above shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately affects the Common Shares during such Variable Conversion Measuring Period.

(iv) Acknowledgments.

    (A) Each Acknowledgement shall state that all Common Shares referenced therein are eligible to be resold pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”) or an effective and available registration statement, to the Holder and the Transfer Agent which acknowledgement shall constitute an instruction to the Transfer Agent to process such issuance in accordance with the terms herein.

    (B) On or before the Pre-Settlement Conversion Share Delivery Deadline and Conversion Settlement Date, as applicable (each a “Share Delivery Deadline”), the Company shall, (1) after the Resale Eligibility Date and provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, which balance account Holder shall designate in writing to the Company or the Transfer Agent, or (2) prior to the Resale Eligibility Date or if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and send (via reputable overnight courier) to the address as specified in writing to the Company or the Transfer Agent, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled pursuant to such automatic conversion. The Person or

Persons entitled to receive the Common Shares issuable upon automatic conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares on the Automatic Conversion Date and Conversion Settlement Date, as applicable. Notwithstanding anything to the contrary contained in this Debenture or the RRA, after the Resale Eligibility Date, the Company shall cause the Transfer Agent to deliver unlegended Common Shares to the Holder (or its designee) in connection with any sale of Conversion Shares, and for which the Holder has not yet settled.

(v) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) (x) prior to the Resale Eligibility Date or if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate (if requested by the Holder) for the number of Common Shares to which the Holder is entitled and register such Common Shares on the Company’s share register, or (y) after the Resale Eligibility Date and if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Common Shares to which the Holder is entitled upon the conversion of this Debenture (as the case may be) or (II) if a Registration Statement covering the resale of the Common Shares that are the subject of the automatic conversion (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the RRA (x) so notify the Holder and (y) deliver the Common Shares electronically without any restrictive legend by crediting such aggregate number of Common Shares to which the Holder is entitled pursuant to such automatic conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each Trading Day after such applicable Share Delivery Deadline that the issuance of such Common Shares is not timely effected an amount equal to 2% of the product of (A) the aggregate number of Common Shares not issued to the Holder on or prior to the applicable Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) the highest trading price of the Common Shares between the Automatic Conversion Date and the actual date of delivery. In addition to the foregoing, if on or prior to the applicable Share Delivery Deadline and after the Resale Eligibility Date either (A) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such Common Shares on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of Common Shares to which the Holder is entitled upon the automatic conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below or (B) a Notice Failure occurs, and if after such applicable Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) Common Shares corresponding to all or any portion of the number of Common Shares issuable upon such automatic conversion that the Holder is entitled to receive from the Company and has not timely received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including reasonable brokerage commissions, borrow fees and any other out-of-pocket expenses, if any) for the Common Shares so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such Common Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon automatic conversion hereunder (as the case may be) (and to issue such Common Shares) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Common Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon automatic conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Common Shares subject to conversion multiplied by (y) the price at which the Holder sold such Common Shares in anticipation of the delivery thereof upon such applicable conversion (and if the Holder shall not have sold such shares, the price for purposes of this clause (y) shall equal the Buy-In Price divided by the number of Common Shares described in the immediately preceding clause (x)) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Shares (or to electronically deliver such Common Shares) upon automatic conversion of this Debenture as required pursuant to the terms hereof.
 (vi) Registration; Book-Entry. The Company shall maintain at its principal executive offices, or such other office or agency of the Company as it may designate by notice to the Holder of this Debenture, a register (the “Register”) for the recordation of the names and addresses of the Holder of this Debenture, the principal amount of this Debenture held by the Holder, and the number of Common Shares issuable upon conversion of this Debenture held by the Holder (the “Registered Debenture”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the Holder of this Debenture shall treat each Person whose name is recorded in the Register as the owner of this Debenture for all purposes (including, without limitation, the right to receive payments of Principal, Interest and any Late Charges hereunder) notwithstanding notice to the contrary. Subject to compliance with applicable securities laws, a Registered Debenture may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Debenture by the Holder, the Company shall record the information contained therein in the Register and issue a new Registered Debenture in the same aggregate principal amount as the principal amount of the surrendered Registered Debenture to the designated assignee or transferee pursuant to Section 16, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of a Registered Debenture within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following automatic conversion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless the full Conversion Amount represented by this Debenture is being converted (in which event this Debenture shall be delivered to the Company following conversion thereof). The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(vii) Stockholder Approval. The Company shall not be required to issue any Conversion Shares if such issuance would cause the Company to be required to obtain the Stockholder Approval either pursuant to the rules and regulations of the Eligible Market or otherwise until such Stockholder Approval has been obtained.

(d) Limitations on Conversions. The Company shall not effect the conversion of any portion of this Debenture, and the Holder shall not have the right to a conversion of any portion of this Debenture pursuant to the terms and conditions of this Debenture and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Common Shares issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude Common Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible debentures or convertible preferred shares or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding Common Shares the Holder may acquire upon the conversion of this without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Common Shares outstanding (the “Reported

Outstanding Share Number”). If the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number on the Automatic Conversion Date and the Conversion Settlement Date, the Company shall notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such issuances would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Common Shares to be issued pursuant to such automatic conversion. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Shares to the Holder upon conversion of this Debenture results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Debentures that is not an Attribution Party of the Holder. For purposes of clarity, the Common Shares issuable pursuant to the terms of this Debenture in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of, or Rule 16a-1(a)(1) under, the 1934 Act. No prior inability to convert this Debenture pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Debenture.

4. RIGHTS UPON TRIGGER EVENT AND EVENT OF DEFAULT.

(a) Trigger Event. Each of the following events shall constitute a “Trigger Event”:

(i) the suspension from trading or the failure of the Common Shares to be trading or listed (as applicable) on an Eligible Market for a period of three (3) consecutive Trading Days;

(ii) the Company’s notice, written or oral, to the Holder of this Debenture including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with the conversion of the Debenture into Common Shares in accordance with the provisions of this Debenture, other than pursuant to Section 3(d);

(iii) except to the extent the Company is in compliance with Section 9(b) below, at any time following the fifth (5th) consecutive day that the Company shall not have reserved for issuance upon conversion of this Debenture a number of Common Shares equal to or greater than the Required Reserve Amount;

(iv) any Material Adverse Effect (as defined in the Debenture Purchase Agreement) shall have occurred; or

(v) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries in any material respect, or the validity or enforceability thereof shall be contested by the Company or any of its Subsidiaries, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.
(b)  Events of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iv), (v) and (vi) shall constitute a “Bankruptcy Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture, and such failure remains uncured for a period of more than two (2) Trading Days;

(ii) the Company, either (A) fails to cure a Conversion Failure by delivery of the required number of Common Shares within one (1) Trading Day after each applicable Share Conversion Deadline or (B) fails to remove any restrictive legend on any certificate or any Common Shares issued to the Holder upon conversion of this Debenture as and when required by this Debenture, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least two (2) days;

(iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $100,000 of Indebtedness (as defined in the Debenture Purchase Agreement) of the Company or any of its Subsidiaries;

(iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Significant Subsidiary and, if instituted against the Company or any Significant Subsidiary by a third party, shall not be dismissed or stayed within sixty (60) days of their initiation;

(v) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree, order, judgment or other similar document in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the Company’s or any Significant Subsidiary’s property, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by the Company or any Significant Subsidiary in writing of the Company’s or any Significant Subsidiary’s inability to pay their debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action;

(vi) the entry by a court of competent jurisdiction of (i) a decree, order, judgment or other similar document in respect of the Company or any Significant Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Significant Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the Company’s or any Significant Subsidiary’s property, or ordering the winding up or liquidation of the Company’s or any Significant Subsidiary’s affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(vii) a final judgment or judgments from the same or affiliated entities for the payment of money aggregating in excess of $100,000 are rendered against the Company and/or any of its Significant Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Significant Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity;

(viii) the Company and/or any Significant Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness for borrowed money in excess of $100,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Significant Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $100,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Significant Subsidiary, which default or event of default would or is likely to have a Material Adverse Effect (as defined in the Debenture Purchase Agreement);

(ix) other than as specifically set forth in another clause of this Section 4(a), any representation or warranty of the Company shall be in any material respect untrue when made or when deemed made (other than the representations or warranties subject to material adverse effect or materiality limitations, which shall not have been untrue in any respect when made or when deemed made) or the Company shall have breached any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days, provided however that a breach of Section 4(c) of the Debenture Purchase Agreement shall not be deemed curable; and

(x) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 12 of this Debenture.

    (c)     Notices. Subject to the terms of the Senior Loan Agreements, the Holder shall have all the rights and remedies provided in this Debenture, including those set forth in this Section 4(c) and Section 17, the other Transaction Documents and as permitted by law or at equity. Upon the occurrence of a Trigger Event or an Event of Default with respect to this Debenture or any other Transaction Document, the Company shall within two (2) Business Days of becoming aware of such Trigger Event or Event of Default deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (an “Trigger Notice”) to the Holder. Notwithstanding anything to the contrary set forth in any of the Transaction Documents (including, without limitation Section 28 of this Debenture and comparable provisions contained in the other Transaction Documents), the Holder shall keep the contents of a Trigger Notice and the existence of a Trigger Event and Event of Default confidential and shall not disclose the contents of any Trigger Notice and the existence of a Trigger Event and Event of Default to any third party, regardless of whether such information constitutes material, non-public information, until the Company has made public disclosure, either through a filing made with the SEC or the issuance of a press release, regarding such matters.

(d) Notwithstanding anything to the contrary herein, if a Trigger Event or an Event of Default occurs and is continuing on the Rule 144 Eligibility Date, the outstanding and unpaid Conversion Amount as of the Rule 144 Eligibility Date shall, at Holder’s option, be automatically converted into validly issued, fully paid and non-assessable Common Shares in accordance with Section 3, at the Conversion Rate using the Trigger Conversion Price, and such Rule 144 Eligibility Date shall be deemed to be an “Automatic Conversion Date” under Section 3 for purposes of this Section 4(c). In the event of automatic conversion under this Section 4(c), the parties agree that the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any conversion premium due under Section 3 and this Section 4(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any automatic conversion upon a Trigger Event and Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(e) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the product of (i) all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest, multiplied by (ii) 120% (the “Event of Default Redemption Price”), in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other Person or entity; provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or Change of Control Redemption Price, as applicable.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder of this Debenture in exchange for this Debenture a security of the Successor Entity (if other than the Company) evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rates equal to the principal amount then outstanding and the interest rates of this Debenture, respectively, held by the Holder, having similar conversion terms as this Debenture and having similar ranking to this Debenture, and reasonably satisfactory to the Holder and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose equity is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity (if other than the Company) shall succeed to, and be substituted for, the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Debenture at any time after the consummation of such Fundamental Transaction, in lieu of the Common Shares or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 13, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of this Debenture prior to such Fundamental Transaction, such shares of the publicly traded equity of the Successor Entity (including, if applicable, its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Debenture been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Debenture), as adjusted in accordance with the provisions of this Debenture. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Debenture. The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Debenture.

(b) Notice of a Change of Control or Fundamental Transaction; Conversion Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Change of Control or Fundamental Transaction, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control or Fundamental Transaction if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or Fundamental Transaction or (B) the date of receipt of such Change of Control Notice, the Holder may convert all or any portion of this Debenture into Common Shares pursuant to Section 3 by delivering written notice thereof (“Change of Control Conversion Notice”) to the Company, which Change of Control Conversion Notice shall indicate the Conversion Amount the Holder is electing to convert.

6. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture and assuming for such purpose that the Debenture was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

7. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Fixed Conversion Price upon Issuance of Common Shares. If and whenever during the period commencing immediately following the Subscription Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding any Excluded Securities (as defined in the Debenture Purchase Agreement) issued or sold or deemed to have been issued or sold) for cash consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Standard Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Fixed Conversion Price and the New Issuance Price under this Section 7(a)), the following shall be applicable:

(i) Issuance of Options. Subject to 7(a)(iv) below, if the Company in any manner grants or sells any Options (other than any Excluded Securities (as defined in the Debenture Purchase Agreement)) and the lowest price per share for which one Common Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one Common Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to the difference of (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one Common Share is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one Common Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration consisting of cash, debt forgiveness, assets or any other property received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Share or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. Subject to 7(a)(iv) below, if the Company in any manner issues or sells any Convertible Securities (other than any Excluded Securities (as defined in the Debenture Purchase Agreement)) and the lowest price per share for which one Common Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one Common Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to the difference of (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Common Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one Common Share is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one Common Share upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable consisting of cash, debt forgiveness, assets or other property by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. With respect to any Options (other than any Excluded Securities (as defined in the Debenture Purchase Agreement)) or Convertible Securities (other than any Excluded Securities (as defined in the Debenture Purchase Agreement)) issued during the period commencing immediately following the Subscription Date, if the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Shares increases or decreases at any time after the issuance of such Options or Convertible Securities (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(b) below), the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence during the period commencing immediately following the Subscription Date, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of Common Shares (the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per Common Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one Common Share was issued (or was deemed to be issued pursuant to Section 7(a)(i) or 7(a)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 7(a)(iv). If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the gross amount of consideration received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Shares. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding Common Shares into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding Common Shares into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Fixed Conversion Price is calculated hereunder, then the calculation of such Fixed Conversion Price shall be adjusted appropriately to reflect such event.

(c) Other Events. Notwithstanding anything contrary herein, for so long as this Debenture or any principal amount, interest or fees or expenses due hereunder remain outstanding and unpaid, the Company shall not enter into any public or private offering of its securities (including, without limitation, any securities convertible into Common Shares) with any person (an “Other Investor”) that has the effect of establishing rights or otherwise benefiting such Other Investor in a manner more favorable in any material respect to such Other Investor than the rights and benefits established in favor of the Holder by this Debenture unless, in any such case, the Holder has been provided with such rights and benefits pursuant to a definitive written agreement or agreements between the Company and the Holder.

(d) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest 1/100th of a cent or the nearest whole share, as applicable. The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Shares.

(e) Voluntary Adjustment by Company. The Company may at any time during the term of this Debenture, with the prior written consent of the Holder, reduce the then current Fixed Conversion Price of this Debenture to any amount and for any period of time deemed appropriate by the board of directors of the Company.

8. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Debenture Purchase Agreement), its Bylaws (as defined in the Debenture Purchase Agreement) or any other organizational documents of the Company, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture. Without limiting the generality of the foregoing or any other provision of this Debenture or the other Transaction Documents, the Company (a) shall not increase the par value of any Common Shares receivable upon conversion of this Debenture above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Debenture. Notwithstanding anything herein to the contrary, if the Company is not permitted to automatically convert this Debenture in full for any reason (other than pursuant to restrictions set forth in Section 3(d) hereof), the Company shall use its reasonable best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into Common Shares.

9. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. So long as this Debenture remains outstanding, the Company shall at all times reserve at least 150% of the number of Common Shares as shall from time to time be necessary to effect the conversion of this Debenture then outstanding (without regard to any limitations on conversions and assuming this Debenture remains outstanding until the Maturity Date) (the “Required Reserve Amount”).

(b) Insufficient Authorized Shares. If, notwithstanding Section 9(a), and not in limitation thereof, at any time while this Debenture remains outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of this Debenture at least a number of Common Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company will use commercially reasonable efforts to, as promptly as reasonably practicable, to take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents or to approve a reserve stock split, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares or a reverse stock split, and causing its directors and executive officers to vote their respective shares of the Company in favor of an increase in the authorized shares of the Company or a reverse stock split to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

10. [RESERVED].

11. VOTING RIGHTS; NO RIGHTS AS SHAREHOLDER. The Holder shall have no voting rights as the holder of this Debenture, except as required by law. This Debenture, in and of itself, shall not confer upon the Holder any rights as a holder of Common Shares or otherwise as a shareholder of the Company.

12. COVENANTS. Until this Debenture has been converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Rank. This Debenture shall constitute general unsecured obligation of the Company, ranking junior in right of payment with all of the existing and future Indebtedness of the Company, together with all costs of collecting such Indebtedness (including attorneys’ fees) and all interest owed with respect to such Indebtedness, including, without limitation, all interest accruing after the commencement by or against the Company of any bankruptcy, reorganization or similar proceeding and ranking senior in right of payment to any future Indebtedness of the Company that is expressly made subordinate to this Debenture by the terms of such Indebtedness.

(b) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Subscription Date or any business substantially related or incidental thereto.

(c) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, and its material rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to become or remain so duly qualified and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in the Debenture Purchase Agreement).

(d) Maintenance of Properties, Etc. The Company shall reasonably maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(e) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take such action as is necessary to maintain the Intellectual Property Rights (as defined in the Debenture Purchase Agreement) of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(f) [Intentionally omitted]

(g) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Holder (i) issue any Debentures (other than as contemplated by the Debenture Purchase Agreement and the Debentures (as defined in the Debenture Purchase Agreement)) or (ii) issue any other securities that would cause a breach or default under this Debenture or any of the other Transaction Documents.

(h) Compliance with Holding Foreign Companies Accountable Act. As soon as practicable following the Issuance Date (or, with respect to any Successor Foreign Law (as defined below), as soon as practicable following the effective date thereof), but, in either case, in no event later than the earlier to occur of (x) 120 calendar days after the effective date of any Successor Foreign Law and (y) such date that the Common Shares would be delisted from the Principal Market with respect thereto, the Company shall take all actions necessary to cause the Company to be in compliance with the Holding Foreign Companies Accountable Act (Senate Bill S.945) in the form approved by the Senate prior to Subscription Date, assuming, for such purposes, that such bill is made into a federal law of the United States without any further changes prior to such time of determination (unless such bill or any applicable successor bill is made into a federal law of the United States on or prior to such time of determination, in which case, this clause shall apply to such successor federal law of the United States (as applicable, the “Successor Foreign Law”), mutatis mutandis).

13. DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of Common Shares, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of Common Shares acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture and assuming for such purpose that the Debenture was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

14. AMENDING THE TERMS OF THIS DEBENTURE. The prior written consent of each of the Company and the Holder shall be required for any change, waiver or amendment to this Debenture (other than Section 3(d) which may not be amended, modified or waived hereunder). Any change, waiver or amendment so approved shall be binding upon the Holder and all and future holders of this Debenture.

15. TRANSFER. This Debenture and any Common Shares issued upon conversion of this Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Company only to an Affiliate of the Holder, subject only to the provisions of Section 2(g) of the Debenture Purchase Agreement.

16. REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 16(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 16(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 16(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 16(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.

17. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Debenture or any of the other Transaction Documents shall not be deemed to be an election of Holder’s rights or remedies under this Debenture or at law or in equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture (including, without limitation, compliance with Section 7).

18. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then, to the extent the Holder prevails in any proceeding in connection with this Debenture, the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Debenture shall be affected, or limited, by the fact that the purchase price paid for this Debenture was less than the original Principal amount hereof.

19. CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Debenture instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Debenture. Terms used in this Debenture and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

20. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 3(d).

21. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Delaware, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to Holder or to enforce a judgment or other court ruling in favor of Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

22. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Debenture Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within 24 hours after any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Currency. All dollar amounts referred to in this Debenture are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Debenture shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Debenture, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Company to the Holder pursuant to this Debenture, unless otherwise expressly set forth herein, such payment shall be made in U.S. Dollars by a certified check drawn on the account of the Company and sent via overnight courier service to the Holder at such address as previously provided to the Company in writing (which address, in the case of the initial Holder, shall initially be as set forth in Section 9(f) of the Debenture Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under this Debenture which is not paid when due (except for Interest accruing following the Maturity Date and to the extent any other such amount due under this Debenture is simultaneously accruing interest at the Trigger Rate hereunder) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

23. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Debenture have been paid in full, this Debenture shall automatically be deemed canceled and discharged, shall be surrendered to the Company for cancellation and shall not be reissued.

24. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Debenture Purchase Agreement.
25. SEVERABILITY. If any provision of this Debenture is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Debenture so long as this Debenture as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

26. MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Debenture Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

27. CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of Common Shares (other than rights of the type described in Section 6(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(d) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(e) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of Common Shares would or could be aggregated with the Holder’s and the Persons described in foregoing clauses (i), (ii) and (iii) for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f) “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT”

function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(g) “Bloomberg” means Bloomberg, L.P.

(h) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(i) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(j) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security immediately prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 21. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions applicable during such period.

(k) “Common Shares” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any share capital into which such Common Shares shall have been changed or any share capital resulting from a reclassification of such Common Shares.

(l) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares.

(m) “Eligible Market” means The New York Stock Exchange, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or the Principal Market.

(n) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, other than (x) any merger of the Company or any of its, direct or indirect, wholly owned Subsidiaries with or into any of the foregoing Persons, (y) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (z) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Common Shares, (y) 50% of the outstanding Common Shares calculated as if any Common Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Common Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Common Shares, (y) at least 50% of the outstanding Common Shares calculated as if any Common Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Common Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding Common Shares, or (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares not held by all such Subject Entities as of the date of this Debenture calculated as if any Common Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Common Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Common Shares without approval of the shareholders of the Company.

(o) “GAAP” means United States generally accepted accounting principles, consistently applied.

(p) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(q) “Indebtedness” shall have the meaning ascribed to such term in the Debenture Purchase Agreement.

(r) “Maturity Date” shall mean March 14, 2025; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if this Debenture shall automatically convert in accordance with the terms herein and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Debenture.

(s) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(t) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(u) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(v) “Principal Market” means the Nasdaq Capital Market.

(w) “Resale Eligibility Date” means the earlier of (i) the date the initial Registration Statement (as defined in the RRA) filed pursuant to the RRA is declared effective by the SEC (and each prospectus contained therein is available for use on such date), and (ii) the Rule 144 Eligibility Date.

(x) “RRA” means that certain registration rights agreement, dated as of the Subscription Date, by and between the Company and the Holder made a party thereto, as may be amended from time to time.

(y) “Rule 144 Eligibility Date” means the initial date any of the Conversion Shares are eligible to be resold pursuant to Rule 144.

(z) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(aa) “Senior Loan Agreements” means those certain Senior Secured Loan Agreements dated as of December 3, 2021, by and among the Company, certain of the Company’s subsidiaries as guarantors, and certain institutional lenders affiliated with Mudrick Capital Management, LP.

(bb) “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X, promulgated under the 1933 Act as such rule is in effect at the time of determination).

(cc) “Stockholder Approval” means the approval of such number of the holders of the outstanding shares of the Company’s voting securities as required by the Company’s amended and restated bylaws and the Delaware General Corporation Law, to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the securities issued and potentially issuable to the Holder thereunder, all as may be required by the applicable rules and regulations of the Eligible Market (or any successor entity).

(dd) “Subsidiaries” shall have the meaning set forth in the Debenture Purchase Agreement.

(ee) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group, in each case that is not an Affiliate of the Company.

(ff) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(gg) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Shares, any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Shares, any day on which Nasdaq (or any successor thereto) is open for trading of securities.

(hh) “Transaction Documents” shall have the meaning set forth in the Debenture Purchase Agreement.

(ii) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 21. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction applicable during such period.

28. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day of such receipt or prior to (or simultaneous with) such delivery, as applicable, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company shall so indicate to the Holder contemporaneously with delivery (or promptly following receipt by the Company) of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries. If the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed on a Current Report on Form 8-K or otherwise and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 30 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Debenture Purchase Agreement.

[signature page follows]

    IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

REMARK HOLDINGS, INC.

By:
Name:
Title:

Subordinated Convertible Debenture - Signature Page

Exhibit I

ACKNOWLEDGMENT

The Company hereby (a) acknowledges, confirms and represents that______________, 2023 is the [Automatic Conversion Date][Rule 144 Eligibility Date][Conversion Settlement Date], (b) certifies that ______________________Common Shares issuable pursuant to such automatic conversion in accordance with the Debenture are eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs Computershare to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated __________, 2023 from the Company and acknowledged and agreed to by Computershare LLC.

REMARK HOLDINGS, INC.

By:
Name:
Title: